EXHIBIT 21.1


                         SUBSIDIARIES OF THE COMPANY


           NAME           JURISDICTION OF INCORPORATION     PERCENT OWNERSHIP
           ----           -----------------------------     -----------------

 Fine Air Services, Inc.            Florida                     100%
Agro Air Associates, Inc.           Florida                     100%
 Fine/AAA Interair, Inc.            Florida                     100%